EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of the 16th day of March, 1998, by and between MEDPLUS, INC. (the "Company"), an Ohio corporation with its principal offices located at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249, and GARY L. PRICE, residing at 6081 Tennyson Drive, West Chester, OH 45069 ("Employee").

                     W I T N E S S E T H:

WHEREAS, Employee has been employed by the Company previously and has experience selling and marketing the Company's products and services to corporate clients; and

       WHEREAS, the Company desires to continue Employee's employment with the Company for a limited time to market its products and services and those of its subsidiaries to such corporate clients (the "Services") and Employee desires to perform the Services for the Company.

NOW, THEREFORE, In consideration of the foregoing and the mutual agreements set forth herein, the parties, intending to be legally bound, agree as follows:

1.  Services.

a. Position. The Company hereby agrees to retain Employee, and Employee hereby agrees to remain employed by the Company, commencing as of March 16, 1998 (the "Effective Date").

b. Performance. Employee agrees to devote appropriate time, energy, and attention to the performance of the Services; specifically, Employee agrees to use all resources available to him to promote the Company's products and services, specifically to potential outsourcing partners and other corporate accounts and to keep the Company's Chief Operating Officer apprised of all sales activities for such outsourcing partners and/or corporate accounts. In addition, Employee agrees to exercise his best efforts, judgment, skills and talents in performing the Services.
 So long as Employee is not in violation of any non-competition provisions of any agreement by and between Employee and the Company, the Company acknowledges that Employee may obtain employment with another entity during the Term (as hereinafter defined).

2. Compensation and Expenses. The Company agrees to pay Employee, and Employee agrees to accept as compensation for all of his services to be rendered to the Company and as compensation for the other obligations undertaken by Employee hereunder, $72,000 (the "Compensation"). The Compensation shall be paid to Employee in installments of $36,000 on April 15, 1998 and $36,000 on June 15, 1998. Commencing as of the Effective Date, the Company shall pay or reimburse Employee during the Term (as hereinafter defined) for all reasonable travel and other business expenses incurred by Employee in the performance of his duties and obligations hereunder upon submission of appropriate documentation to the
Company therefor.   In addition, during the Term, the Company
shall reimburse Employee up to a maximum of $450.00 per month for the expense of owning, operating, maintaining and insuring a personal automobile for use by Employee in the performance of his duties hereunder. Finally, during the Term, Employee shall be entitled to participate in or receive benefits, to the extent he is eligible, under any Company-sponsored employee benefit plans and arrangements in effect from time to time during the Term; provided, however, that the Company shall not be required to establish or maintain any such plan or arrangement.

2.  Confidential Information.

a. Employee hereby acknowledges that the information, observations and data regarding the Company obtained by him during the course of his relationship with the Company, either before or after the Effective Date, are the property of the Company. Therefore, Employee agrees that he will not at any time from and after the date hereof disclose to any unauthorized person or use for his own account or for the benefit of any third party (other than the Company), any of such information, observations or data of the Company without the prior express written approval of the Board of Directors of the Company. Notwithstanding the foregoing, Employee may disclose information, observations or data to the extent that (a) the same become generally known to and available for use by the public other than as a result of acts or omissions to act by Employee in violation of this Section 3, or (b) such disclosure is required by law or legal process.

b. Employee hereby agrees that he will not, directly or indirectly, during the term of this Agreement solicit or otherwise attempt to employ any current or future employee of the Company for employment in any other business or otherwise offer any inducement to any current or future employee of the Company to leave the Company's employ.

4. Term and Termination. The term of this Agreement shall commence on the Effective Date and terminate on September 15, 1998 (the "Term"). Upon termination of this agreement, all of the obligations of the Company to provide compensation to Employee pursuant hereto shall terminate and neither party shall have any further obligation to the other party, except that the provisions of Section 3(a) shall survive termination of this Agreement perpetually, and except that Section 3(b) hereof shall survive termination of this Agreement for a period of one year from the date of such termination.

5.  Miscellaneous.

a. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

b. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Employee, and the successors and assigns of the Company, except that Employee may not assign this Agreement or any of Employee's duties or services hereunder.

c. No Waivers. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith.

d. Modification. This Agreement may not be changed, amended or modified except by a writing signed by both parties.

e. Notices. Any notice or other communication which is required to be or may be given under this Agreement shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by regular mail, postage prepaid, to the parties at the addresses set forth herein or to such other address as either party may designate from time to time by notice to the other party sent in like manner.

f. Entire Agreement; Governing Law. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between the Company and Employee with respect to such subject matter; provided that any obligations previously undertaken by Employee regarding the Company's confidential information or limiting Employee's ability to compete with the Company or solicit other employees to leave the Company may be enhanced hereby but may not be reduced or lessened. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

g. Consent to Jurisdiction. Each of Employee and the Company hereby (a) agrees that any suit, proceeding or action at law or in equity (hereinafter referred to as an "Action") arising out of or relating to this Agreement may be instituted, at the option of the party bringing such Action, in any state or federal court in the State of Ohio having subject matter jurisdiction and (b) irrevocably submits to the jurisdiction of any such court in any such Action.

h. Headings. The section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MEDPLUS, INC.


By:__________________________________________
Its:__________________________________________


EMPLOYEE:


_____________________________________________
Gary L. Price

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